CONSENT OF INDEPENDENT AUDITORS

Tri-Continental Corporation:

We consent to the incorporation by reference in Amendment No. 31 to Investment Company Act File No. 811-266 of our report dated February 9, 2001, appearing in the Annual Report to Stockholders for the year ended December 31, 2000, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Experts" in the Statement of Additional Information.


DELOITTE & TOUCHE LLP
New York, New York
April 24, 2001